INTER-AFFILIATE TRANSFER AGREEMENT

(Investment Management Agreement)

Legg Mason Funds

This Inter-Affiliate Transfer Agreement (“Transfer Agreement”) is made as of the 30th day of September, 2009 by and among Legg Mason Fund Adviser, Inc. (“LMFA”), Legg Mason Partners Fund Advisor, LLC (“LMPFA”), and each of the investment companies set forth on Appendix 1 (each an “Investment Company”), with respect to the series set forth on Appendix 1 (each a “Fund”).

Recitals

Each Investment Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

Each Investment Company and LMFA are parties to an Investment Management Agreement with respect to each Fund (each a “Management Agreement”), as set forth on Appendix 1 hereto, pursuant to which LMFA provides certain investment advisory, management, and administrative services to the Fund; and

LMFA and LMPFA are affiliated by virtue of being wholly owned subsidiaries of Legg Mason, Inc. and share common officers, directors, and employees; and

LMFA desires to transfer its duties and obligations under each Management Agreement to LMPFA, and LMPFA is willing to accept the transfer and assume the duties and obligations under the Management Agreement on the terms and conditions set forth herein; and

Each Investment Company, on behalf of each Fund, has agreed to the proposed transfer;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows with respect to each Management Agreement:

1a.           Transfer and Assumption.  The parties agree that the terms and conditions of the Management Agreement are incorporated herein by reference, each with respect to the appropriate Fund.  Effective September 30, 2009, LMFA hereby transfers, conveys and sets over all of its rights, interests, claims and entitlements under the Management Agreement to LMPFA and to its successors and permitted assigns, to have and to hold the same forever;

1b.           Representations (i) Each of LMFA and LMPFA represents and warrants to the Fund that such transfer, conveyance and set over is not an “assignment” within the meaning set forth in the 1940 Act and the regulations thereunder, such as would result in the automatic termination of the Management Agreement. (ii) LMPFA makes all representations and warranties of LMFA in the Management Agreement with the same force and effect as if set forth fully herein.

LMPFA hereby undertakes, assumes, and agrees to perform or otherwise discharge when due all covenants, liabilities, duties and obligations of LMFA under or in connection with or arising out of the Management Agreement.  Except as expressly herein provided, this Transfer Agreement shall not be construed to modify, terminate or merge any rights any party to the Management Agreement has pursuant to the terms thereof, and the parties hereby confirm that all of the terms and provisions of the Management Agreement remain in full force and effect.

2.           Consent.  The Fund hereby consents and agrees to the foregoing transfer and assumption.

3.           Further Assurances.  Each of the parties agrees to execute and deliver, at its own expense, such further documents, and to do such further things, as another party may reasonably request in order to more fully effectuate the transactions contemplated by this Transfer Agreement.

4.           Governing Law.  This Transfer Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its conflict of laws provisions.

5.           Counterparts.  This Transfer Agreement may be executed in any number of counterparts, all of which when taken together shall constitute but one and the same instrument, and any of the parties hereto may execute this Transfer Agreement by signing any such counterpart.

6.           Business Trust. With respect to any Investment Company that is organized as a business trust (“Trust”), LMFA and LMPFA are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust of the Trust and agree that obligations assumed by the Trust or each Fund pursuant to this Agreement shall be limited in all cases to the Trust or that Fund and its respective assets.  LMFA and LMPFA agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Trust, nor from the Trustees or any individual Trustee of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Transfer Agreement to be executed by their respective officers, or other authorized signatories, as of the date first above written.

ATTEST:	EACH INVESTMENT COMPANY LISTED ON APPENDIX A WITH RESPECT TO EACH FUND SO LISTED.

By: /s/	By:	/s/
Name:
Title:

ATTEST:	LEGG MASON FUND ADVISER, INC.

By: /s/	By:	/s/
Name:
Title:

ATTEST:	LEGG MASON PARTNERS FUND ADVISOR,
LLC

By: /s-------------------	By:	/s/
Name:
Title:

APPENDIX 1

Investment Company	Fund	Date of Management Agreement
Legg Mason Charles Street Trust, Inc. Legg Mason Global Trust, Inc. Legg Mason Investors Trust, Inc. Legg Mason Light Street Trust, Inc. Legg Mason Tax-Free Income Fund

Batterymarch U.S. Small
Capitalization Equity Portfolio

Global Opportunities Bond
Fund

Legg Mason International
Equity Trust

Legg Mason Emerging
Markets Trust

Legg Mason U.S. Small
Capitalization Value Trust

Legg Mason Classic Valuation
Fund

Legg Mason Maryland Tax-
Free Income Trust

December 31, 2001 October 13, 2006 February 11, 1995 May 1, 1996 May 1, 1998 November 1, 1999 June 1, 2000